As filed with the Securities and Exchange Commission on December 2, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Spherix Incorporated

(Exact name of registrant as specified in its charter)

Delaware	2836	52-0849320
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6430 Rockledge Drive, Suite 503

Bethesda, MD 20877

(703) 992-9260

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony Hayes

Chief Executive Officer

Spherix Incorporated

6430 Rockledge Drive, Suite 503

Bethesda, MD 20877

Telephone (703) 992-9260

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Theodore J. Ghorra, Esq.

Nixon Peabody LLP

437 Madison Avenue

New York, New York 10022

Telephone: (212) 940-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒ File No. 333-207078

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Class A Units consisting of:
(i) Common Stock, par value $0.0001(3)
(ii) Warrants to purchase Common Stock(4)
Class B Units consisting of:
(i) Series K Convertible Preferred Stock, par value $0.0001
(ii) Warrants to purchase Common Stock(4)
Common Stock issuable upon conversion of Series K Convertible Preferred Stock(3)
Common Stock issuable upon exercise of Warrants to purchase Common Stock(3)
Total(5)	$2,000,000	$201.40

(1)	There is being registered hereunder an indeterminate number of shares of common stock, common stock warrants and preferred stock, which may include the proceeds from sales of shares issued hereunder, as well as proceeds from any exercise of the warrants that may be offered and sold pursuant to the prospectus to which this registration statement relates.
(2)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminable number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.
(5)	Based on the public offering price. The registrant previously registered securities at an aggregate offering price not to exceed $10,000,000 on a Registration Statement on Form S-1 (File No. 333-207078) which was declared effective on December 1, 2015. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $2,000,000 is hereby registered.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) promulgated under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This registration statement is being filed by Spherix Incorporated with respect to the registration of additional of its Class A Units (consisting of one share of our common stock, a Series A warrant to purchase one share of our common stock at an exercise price equal to the public offering price of the Class A Units, (“Series A warrant”), and a Series B warrant to purchase eight-tenths of a share of our common stock at an exercise price equal to 125% of the public offering price of the Class A Units, (“Series B warrant”)), and its Class B Units (consisting of one share of our Class K Convertible Preferred Stock with a stated value of $0.0001 per share and convertible into shares of our common stock at the public offering price of the Class A Units, together with the equivalent number of Series A warrants and Series B warrants as would have been issued to such purchaser if they had purchased Class A Units based on the public offering price), pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the earlier registration statement on Form S-1 (File No. 333-207078), which was declared effective by the Securities and Exchange Commission on December 1, 2015, are incorporated in this registration statement by reference.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 2, 2015.

SPHERIX INCORPORATED

By:	/s/ Anthony Hayes
Anthony Hayes
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Anthony Hayes
Anthony Hayes	Chief Executive Officer and Director (Principal Executive Officer)	December 2, 2015

/s/ Frank Reiner
Frank Reiner	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	December 2, 2015

*
Robert J. Vander Zanden	Chairman of the Board	December 2, 2015

*
Jeffrey Ballabon	Director	December 2, 2015

*
Douglas T. Brown	Director	December 2, 2015

*
Tim S. Ledwick	Director	December 2, 2015

*
Howard E. Goldberg	Director	December 2, 2015

*By:	/s/ Anthony Hayes
Anthony Hayes, Attorney-in-Fact December 2, 2015

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Nixon Peabody LLP

23.1	Consent of independent registered public accounting firm.

23.2	Consent of Nixon Peabody LLP (included in Exhibit 5.1).